EXHIBIT 99


                        BestNet Communications Announces
          Contingent Approval to Split Units into Underlying Securities

GRAND RAPIDS, Mich.--(PR Newswire)--July 2, 2004--BestNet Communications Corporation (OTCBB: BESC - News), a provider of patented and proprietary global communication solutions, today announces approval by its Board of Director to split the Company's outstanding units into the securities comprising such units. The units are currently traded under the symbol BESCU. Each unit presently consists of: three shares of common stock; one share of Series A Convertible Preferred Stock; and one warrant to purchase a share of common stock at a per share exercise price of $0.30. Each share of Series A Convertible Preferred Stock is convertible into two shares of common stock at a conversion price of $.10 per common share. An aggregate of 8,027,186 shares of common stock are issuable upon conversion of the shares of Series A Convertible Preferred Stock underlying the units. The Company will receive net proceeds of approximately $802,000 assuming all of the shares of Series A Convertible Preferred Stock are converted into shares of common stock.

Each holder's right to split the units into the underlying securities is contingent upon the conversion of the underlying shares of Series A Convertible Preferred Stock into common stock on or prior to August 10, 2004. All units that have not been split by such date will continue to trade as units on the Pink Sheets.

In order to split the units, each unit holder must comply with the following steps to receive the five (5) shares of common stock and one (1) warrant for each unit they choose to split:

     1) Investors' will contact their broker to indicate their intent to split their units and convert their preferred stock.
     2) The Brokers will transmit the instructions to the Depository Trust Company.
     3) At this time, the Depository Trust Company will collect the funds for the American Stock Transfer and Trust Co.
     4) The Depository Trust Company conveys the funds and transaction information to American Stock Transfer and Trust Co.
     5) The five (5) shares of common stock and the one (1) warrant will be transmitted to the broker.


About BestNet Communications Corp.

BestNet Communications is a global solutions provider of long distance; conference calling, ClicktoPhone and custom application-based communication services. BestNet's services are accessed worldwide via the Internet, standard phones and wireless devices and are delivered using standard phone lines and equipment. This results in a cost effective high quality service for both businesses and consumers.

Under the brand name Bestnetcall(TM) (WWW.BESTNETCALL.COM) the patented services offer subscribers premium quality calls and conference calling, at significantly lower rates. Calls and conference calls can also be launched via a desktop application or handheld devices including Palm(TM), Pocket PC(R) and Blackberry(TM) and used with any standard or wireless phone. In addition the

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company's new ClicktoPhone(TM) service (WWW.CLICKTOPHONE.COM) enables clients to add secure and anonymous voice communication connectivity anywhere in the world to web sites, web banners, pictures, electronic documents, and customized e-mail calling buttons.

Contact BestNet at:  investors@bestnetcom.com

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.